For period ending	November 30, 2013	Exhibit 77C
File number	811-8765

Submission of Matters to a Vote of Security Holders:

On September 20, 2013, the Fund’s shareholders elected board members at an annual meeting of shareholders.  Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrant’s nominees and all of the nominees were elected.